EXHIBIT 21
SUBSIDIARIES OF STATE STREET CORPORATION
The following table presents the name of certain State Street subsidiaries and the state or jurisdiction of organization. Certain subsidiaries of State Street have been omitted in accordance with SEC regulations because, when considered in the aggregate, they did not constitute a “significant subsidiary” of State Street.

Antrim Corporation	Massachusetts
Currenex INC	New York
International Fund Services (N.A.), L.L.C.	New York
Investors Boston Securities Corporation	Massachusetts
Investors Copley Securities Corporation	Massachusetts
Lincoln Securities Corporation	Massachusetts
Offshore Financial Solutions LTD	Grand Cayman
Quincy Securities Corporation	Massachusetts
SS Borrowdale Pty Limited	Australia
SS Scarborough Pty Limited	Australia
SSB Realty, LLC	Massachusetts
State Street Bank and Trust Company	Massachusetts
State Street Bank GMBH	Germany
State Street Bank S.P.A.	Italy
State Street Bank Luxembourg S.A.	Luxembourg
State Street Banque, S.A.	France
State Street Global Advisors International Holdings INC	Delaware
State Street Global Advisors, INC	Massachusetts
State Street Global Advisors Limited	United Kingdom
State Street Global Markets, LLC	Massachusetts
State Street Holdings Germany GMBH	Germany
State Street Holdings Italy S.R.L.	Italy
State Street International Holdings	Massachusetts
State Street International Holdings Switzerland GMBH	Switzerland
State Street International Ireland Limited	Ireland
State Street Investment Services California LLC	California
State Street Massachusetts Securities Corporation	Massachusetts
State Street Public Lending Corporation	Massachusetts
State Street Social Investments Corporation	Massachusetts
State Street Trust And Banking Company, Limited	Japan